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                                                                   EXHIBIT 10.69


                                 LEASE AMENDMENT


         FOR CONSIDERATION MUTUALLY EXCHANGED between the parties, Steve Jones ("Landlord") and Belco Manufacturing Company, Inc., ("Tenant"), this Lease Amendment is made this 3rd day of February, 1999.

         WHEREAS, Landlord and Tenant have previously entered into a Lease Agreement ("Lease") dated January 1, 1998; and

         WHEREAS, both parties desire to amend the Lease;

         NOW, therefore intending to be legally bound, both parties agree as follows:


Add a new Section 22 to the Lease:

22. OPTION TO PURCHASE: Landlord hereby grants to Tenant the right and option to purchase the Premises and all improvements thereon at any time during the term of the lease, subject to the following:

       1. Exercise of Option. This option shall be exercised, if at all, by written notice ("the exercise notice") given by Tenant to Landlord, which notice shall state that Tenant has elected to exercise this option during the lease term.
       2. Condition of Exercise. Tenant may exercise this option only if at the time and date of the exercise notice Tenant is not in default under the lease. If the lease is terminated prior to the end of the lease term because of Tenant's default, then this option shall terminate upon termination of the lease. If this lease terminates prior to the end of the lease term for any reason other than the Tenant's default, then the Tenant shall have the right to exercise this option for a period of thirty (30) days after termination.
       3. Title Report and Survey. Within thirty (30) days after the exercise notice, Landlord shall furnish Tenant with a preliminary title report and an ALTA survey or its equivalent. Tenant may rescind its exercise notice if any part of the survey or preliminary title report is not acceptable to Tenant.
       4. Inspections and Representations. Tenant shall have the right to conduct environmental and feasibility tests and studies of the property and improvements at its own expense. Tenant shall have sixty
           (60) days after the exercise notice to notify Landlord that it does not approve of the inspection and intends to revoke its exercise notice.
       5. Purchase Price. The purchase price for the property shall be the fair market value of the premises as of the date of the exercise notice, as determined by an agreement, or, if the parties cannot agree, by an independent appraisal.
       6. Payment of Purchase Price. Unless the parties otherwise agree, at the Closing, the Tenant shall pay cash.
       7. Title Insurance Policies. As soon as practicable after closing, and in any event no later than thirty (30) days after the closing date, Landlord shall cause a title company to issue its standard form ALTA title insurance policy, with extended coverage, in the amount of the purchase price, insuring fee simple title to the property vested in Tenant, free of all liens and encumbrances except those acceptable to Tenant.
       8. Closing: Time and Place. Closing of the sale and purchase of the property shall occur on a date selected by Tenant, but in all events the closing shall occur within ninety (90) days after the date


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           that the exercise notice is given. The escrow for the closing shall be established at a title company acceptable to the parties.
       9. Costs. The parties shall each pay one-half of the escrow fee of the title company with respect to the closing and one-half of any transfer tax. Landlord shall pay the premium for the title insurance policy. Tenant shall pay the fee for recording the conveyance documents.
       10. Conveyance. At closing, Landlord shall execute, acknowledge, and deliver to Tenant a statutory warranty deed conveying the property to Tenant, free of all liens and encumbrances except those acceptable to Tenant.
       11. Recording. Landlord shall execute, at Tenant's request, any documents necessary to record evidence of this option.


       LANDLORD
       Steve Jones


       TENANT
       Steve Jones
       Its:  President